Exhibit 10.3

June 19, 2006

Clarient, Inc.
31 Columbia
Aliso Viejo, CA 92656
Attention:  Ron Andrews

Re:      Commitment to Purchase Common Stock

Ladies and Gentlemen:

You have advised us that Clarient, Inc. (the “Clarient”) may seek financing to assist in its acquisition (the “Acquisition”) of the assets of Trestle Holdings, Inc. and Trestle Acquisition Corp. (together, “Trestle”), as more fully described in the Summary of Terms and Conditions (attached as Exhibit A, the “Term Sheet”). The Term Sheet describes the general terms and conditions for our purchase of up to $3 million of Clarient common stock (the “Stock Purchase”) for the purpose of financing the Acquisition.

Based upon and subject to the terms and conditions set forth in this Commitment Letter (the “Commitment Letter”) and in the Term Sheet, Safeguard Scientifics, Inc. (“Safeguard”) is pleased to advise you of its commitment to complete the Stock Purchase, whether itself or via one of its subsidiaries. As set forth more fully in the Term Sheet, the closing of the Stock Purchase and the commitments of Safeguard hereunder are based upon the financial and other information regarding Clarient previously provided to us.

This Commitment Letter and the Term Sheet do not summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in the definitive documentation for the Stock Purchase and the transactions contemplated thereby. Safeguard shall have the right to require that such documentation include, in addition to the provisions outlined herein and in the Term Sheet, provisions consistent with Clarient’s Securities Purchase Agreement dated November 8, 2005 and warrants issued in connection therewith (except that all units would be issued at a single closing unless otherwise required by the rules of the Nasdaq Capital Market).

Safeguard shall have the right to review and approve any public announcement or public filing made after the date hereof relating to any of the transactions contemplated hereby or relating to Safeguard or any of its affiliates, as the case may be, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

Safeguard’s commitment with respect to the Stock Purchase set forth above shall terminate at 5:00 p.m. PDT June 20, 2006, unless this Commitment Letter is accepted by Clarient in writing and delivered to Safeguard prior to such time. Following acceptance by you, this Commitment Letter shall expire upon the earliest of (i) the end of the business day of the closing of the Acquisition, (ii) termination of the definitive purchase agreement with respect to the Acquisition, and (iii) 5:00 p.m. PDT on December 31, 2006, if the closing of the Acquisition shall not have occurred by such time. Consummation of the Stock Purchase will be conditioned on the simultaneous closing of the Acquisition.

This Commitment Letter, together with the Term Sheet, embodies the entire agreement and understanding between Safeguard and Clarient with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by Safeguard to make any oral or written statements inconsistent with this Commitment Letter.

This Commitment Letter shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts or choice of laws principles thereof. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the transactions contemplated hereby and thereby or the actions of Safeguard in the negotiation, performance or enforcement hereof and thereof.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof; provided that such facsimile transmission shall be promptly followed by the original thereof.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Safeguard and Clarient.

This Commitment Letter may not be assigned by Clarient without the prior written consent of Safeguard and any purported assignment without such consent shall be null and void.

Please indicate your acceptance of this Commitment Letter and the Term Sheet by signing in the space provided and returning the original copy to us. Safeguard is pleased to have the opportunity to assist you in connection with this proposed financing transaction.

Very truly yours
SAFEGUARD SCIENTIFICS, INC.
		By:	/s/ Christopher J. Davis
		Name:	Christopher J. Davis
		Title:	Executive Vice Pesident and Chief
Administrative & Financial Officer

ACCEPTED AND AGREED TO THIS 19th
DAY OF JUNE, 2006:
CLARIENT, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Secretary

EXHIBIT A

TERM SHEET

Issuer	Clarient, Inc.

Purchaser	Safeguard Scientifics, Inc. (or one of its subsidiaries)

Securities offered	Units, with each unit consisting of one share of Clarient common stock, $0.01 par value per share (the “Common Stock”) and a warrant to purchase 0.15 shares of Common Stock.

Pricing

The purchase price for Units will be a 85% of the Market Price of the Common Stock, but not to exceed $1.50 (prior to giving effect to the 15% discount); “Market Price” shall mean the average closing price for the Common Stock reported by the Nasdaq Capital Market for the ten trading days preceding the closing date. The warrant will have an exercise price of 115% of the Market Price and a four-year term.

Aggregate amount to be purchased	$3.0 million of Units (but not less than $3.0 million)

Use of proceeds	To finance the Acquisition and to replenish funds used to pay Clarient’s costs in related to the Acquisition.

Facility fee

$15,000 in cash, plus a warrant to purchase 50,000 shares of Common Stock at the Market Price on the date the Commitment Letter is accepted. The Facility fee is due on the date the Commitment Letter is accepted.

Procedure

After Clarient pays the Facility fee, Safeguard and Clarient shall prepare documentation and warrants comparable to those used in Clarient’s November 8, 2005 Common Stock offering (except that all Units will be issued at a single closing unless otherwise required by the rules of the Nasdaq Capital Market and the registration rights granted to Safeguard shall be as described below). As soon as practicable after a closing date for the Acquisition is set, Clarient shall notify Safeguard of the closing date and whether Clarient will commit to sell Safeguard the Units. If Clarient elects to sell Safeguard the Units, the Units shall be sold simultaneously with the closing of the Acquisition.

Registration Rights

Clarient will grant Safeguard demand registration rights to cover resales of shares of Common Stock purchased, as well as the Common Stock underlying the warrants, consistent with the terms of the registration rights agreement between Clarient and Safeguard entered into in February 2004.